Exhibit 99.1

September 16th, 2024

PRIVATE & CONFIDENTIAL

For the Board of Directors of FutureTech II Acquisition Corp. (NASDAQ:FTII)

128 Gail Drive, New Rochelle, NY 10805 | United States

Newbridge Securities Corporation (“Newbridge,” “we,” “us” or “our”) understands that FutureTech II Acquisition Corp. (NASDAQ:FTII), a publicly traded blank check company incorporated as a Delaware corporation (“FTII”), is considering a business combination with Longevity Biomedical, Inc., a privately-held Delaware corporation (the “Company” or “Longevity”, and together with FTII, collectively, the “Parties”).

■	Pursuant to the terms of that certain business combination agreement, by and among Longevity, FTII and the other parties thereto, the Parties intend to effect a business combination transaction whereby (a) LBI Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of FTII”), will merge with and into Company, with Company being the surviving entity and becoming a wholly-owned subsidiary of FTII, in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) (the Business Combination Agreement, together with the other transactions contemplated thereby, the “Transactions”).

■	In full payment for the purchased shares, the stockholders of Longevity shall collectively be entitled to receive from FTII, in the aggregate, a number of shares of FTII Common Stock with an aggregate value equal to (a) (i) $100,000,000 less (ii) the Converted Stock Option Value, if any, divided by (b) $10.00 (the “Merger Consideration”).

The Board of Directors of FTII has retained Newbridge to render an opinion (the “Opinion”) as to whether, on the date of such Opinion, (i) the Merger Consideration is fair, from a financial point of view, to FTII’s public stockholders and (ii) the Company has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held by FTII in its trust account (the “Trust Account”) for the benefit of FTII’s public stockholders (excluding taxes payable on the interest earned on the Trust Account).

We have not been requested to opine on, and our Opinion does not in any manner address, the underlying business decision of FTII to proceed with the Transactions. In addition, we have not been requested to explore any alternatives to the Transactions. Further, our Opinion does not address the relative merits of the Transactions as compared to any alternative business strategy that might exist for FTII.

Newbridge, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, related-party transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, debt restructurings, private placements, related-party transactions, and valuations for corporate and other purposes. We do not perform tax, accounting or legal services, nor do we render such advice.

Newbridge will receive a fee and reimbursement of its expenses for such services. In addition, FTII has agreed to indemnify Newbridge for certain liabilities arising out of its engagement, including the rendering of this Opinion.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

Newbridge has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Transactions.

In the ordinary course of business, Newbridge, certain customer accounts held at Newbridge, and certain of our affiliates, as well as investment funds in which we or our affiliates may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in equity, debt, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, FTII and its successor entities.

In connection with the review and analysis performed to render our Opinion, among other things, we have undertaken the following:

■	considered our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions, and business and securities valuations generally;

■	reviewed a draft of the Merger Agreement, dated on or about September 11th, 2024;

■	reviewed FTII’s publicly available historical financial results, as well as certain publicly available information concerning the trading of, and the trading market for, the ordinary shares of FTII since its initial public offering;

■	reviewed publicly available financial information of FTII filed with the U.S. Securities & Exchange Commission, including its Form 10-Qs and certain reports on material events filed on Forms 8-K between February 18th, 2022, and September 13th, 2024;

■	conducted discussions with Longevity’s management team to better understand Longevity’s recent business history, and near-term financials;

■	reviewed the financial models of Longevity’s different business units with historical data and future financial projections (including potential timing of U.S. FDA regulatory approval of their lead products, commercialization and sales schedules, as well as clinical development budgets) provided by Longevity’s management team;

■	performed a discounted cash flow analysis layered onto the different Longevity three business units’ financial models provided; and

■	performed public company comparable analyses of similar companies to those of Longevity’s three business units that traded on a major U.S. Stock Exchange, operated in the healthcare sector with different emphases on three different sub-sectors including “soft tissue repair” for Aegeria, “retinal vein occlusion” for Reflow RVO, and “stroke care/recovery” for Aereva. These comparables were also selected on the basis that they were still in a “pre-commercialization” phase in order to derive equity values;

In forming our Opinion, we have had full access to, and full cooperation from, the management teams of both FTII and Longevity to ask questions and receive answers to those questions. Our Opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analysis and in arriving at our Opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and have not attempted to verify independently any such information (in accordance with reasonable industry practice).

With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of FTII and Longevity provided to us, we have assumed that the financial information has been reasonably prepared on a basis reflecting reasonable and good faith estimates and good faith judgments of the management teams of both FTII and Longevity as to the future financial performance of the combined parties without and subsequent to a potential business combination.

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com

This Opinion is solely for the use of the Board of Directors of FTII, and is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without the prior written consent of Newbridge, except that this Opinion may be reproduced in full in, and references to this Opinion and to Newbridge and its relationship with FTII may be included in, filings made by FTII with the U.S. Securities and Exchange Commission and in any registration statement, prospectus, proxy statement or similar disclosure document delivered to shareholders of FTII.

We have tried to apply objective measures of value in rendering our Opinion. You understand, however, that such a valuation necessarily is based on some subjective interpretations of value. We understand that we are not obligated to review our Opinion due to events and fluctuating economic conditions occurring subsequent to the date of this Opinion.

Based upon and subject to the foregoing, it is our Opinion that, as of the date hereof, (i) the Merger Consideration is fair, from a financial point of view, to FTII’s public stockholders and (ii) the Company has an aggregate fair market value equal to at least eighty percent (80.0%) of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account).

Sincerely,

Newbridge Securities Corporation

Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking

Investment Advisory Services offered through Newbridge Financial Services Group, Inc. an SEC Registered Investment Advisor

1200 North Federal Highway, Suite 400, Boca Raton, FL 33432 | Telephone: 561.395.1220 Fax: 561.229.1531

www.newbridgesecurities.com